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                                  EXHIBIT 21.2

                        SUBSIDIARIES OF DENAMERICA CORP.

                                                      STATE OF INCORPORATION
SUBSIDIARY                                               OR ORGANIZATION
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Phoenix Foods, Inc.                                          Florida

Denwest Joint Venture (partnership)                          Florida

Denwest II Joint Venture (partnership)                       Florida

Densouth Restaurants II Joint Venture
(partnership)                                                Florida

Black-eyed Pea U.S.A., Inc.(1)                                Texas

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(1)Black-eyed Pea U.S.A., Inc. has complete or majority ownership of eight subsidiaries that operate in the United States.